UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2020

DELTA AIR LINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia 30320-6001

(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 715-2600

Registrant’s Web site address: www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DAL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to 2018 Revolving Credit Facility

On June 29, 2020, Delta Air Lines, Inc. (“Delta” or “we”) entered into an amendment (the “Revolver Amendment”) to the $2.65 billion revolving credit facility dated April 19, 2018, with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto (the “Revolving Credit Facility”, and as amended by the Revolver Amendment, the “Amended Revolving Credit Facility”). The Revolving Credit Facility was fully drawn at the time we amended it.

The Amended Revolving Credit Facility contains a $1.325 billion three-year facility, $1.25 billion of which we extended for an additional year to April 2022, a $1.325 billion five-year facility, which matures in April 2023, and a new $216 million standby letter of credit facility, which matures in April 2022. Up to $250 million of each of the three-year and the five-year facilities can also still be used for the issuance of letters of credit. Borrowings under the three-year and five-year facilities bear interest at a variable rate equal to LIBOR, or another index rate, in each case plus a specified margin. Undrawn letters of credit under the new letter of credit facility will accrue a fee equal to the specified margin then applicable to the LIBOR loans under the Amended Revolving Credit Facility.

The Amended Revolving Credit Facility, which was previously unsecured, is now secured by a first lien on our Pacific route authorities and certain related assets (the “Collateral”). We also have the option of pledging aircraft, among other assets, as additional Collateral.

The Amended Revolving Credit Facility contains affirmative, negative and financial covenants that, among other things, restrict our ability to (i) place liens on the Collateral, (ii) sell or otherwise dispose of assets if we are not in compliance with the collateral coverage ratio, and (iii) pay dividends or repurchase stock prior to September 30, 2021. These covenants require us to maintain the following:

Minimum Liquidity(1)	$2.0 billion
Collateral Coverage Ratio(2)	1.60:1

(1) Defined as the sum of (a) unrestricted cash and cash equivalents and (b) the aggregate principal amount committed and available to be drawn under all of Delta’s revolving credit facilities (including the Amended Revolving Credit Facility).

(2) Defined as the ratio of (a) the value of the Collateral to (b) the sum of the aggregate outstanding obligations under the Amended Revolving Credit Facility and certain other obligations.

If the collateral coverage ratio is not maintained, we must either provide additional collateral to secure our obligations, or we must repay the loans under the Amended Revolving Credit Facility by an amount necessary to maintain compliance with the collateral coverage ratio. Pursuant to the Revolver Amendment, the fixed charge coverage ratio covenant was replaced by the minimum liquidity covenant.

The Amended Revolving Credit Facility contains events of default customary for similar financings, including a cross-default to other material indebtedness. Upon the occurrence and continuation of an event of default (other than an event of default relating to certain bankruptcy or insolvency events of Delta), the commitments may be terminated and the outstanding obligations under the Amended Revolving Credit Facility may be accelerated and become due and payable immediately. Upon the occurrence of an event of default relating to certain bankruptcy or insolvency events of Delta, the commitments will terminate and the outstanding obligations under the Amended Revolving Credit Facility will be accelerated and become due and payable immediately.

Amendment to 364-Day Term Loan Facility

On June 29, 2020, we also entered into an amendment (the “Term Loan Amendment”) to the $2.95 billion 364-day term loan facility dated March 17, 2020, as amended, with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto. Pursuant to the Term Loan Amendment, the fixed charge coverage ratio covenant was replaced by a minimum liquidity covenant. The minimum liquidity covenant requires us to maintain a minimum liquidity of $2.0 billion, where liquidity is defined as the sum of (a) unrestricted cash and cash equivalents and (b) the aggregate principal amount committed and available to be drawn under all of Delta’s revolving credit facilities.  The Term Loan Amendment also contains a covenant restricting our ability to pay dividends or repurchase stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By: /s/ Paul A. Jacobson
Date: July 2, 2020	Paul A. Jacobson, Executive Vice President and Chief Financial Officer